Exhibit 99.1

Americold Elevates Proven Leaders to Drive Operational Excellence and Global Growth

ATLANTA, GA, June 2, 2025 – Americold, a global leader in temperature-controlled storage, logistics and facilities solutions, and value-added services, today announced a series of executive leadership appointments. These changes are part of the company’s ongoing strategy to enhance operational execution, deepen customer relationships, and unlock global growth opportunities.

Americold has created a new executive role, President, and appointed Rob Chambers to the position. In this capacity, Chambers – who has 12 years of progressive leadership experience at Americold – will oversee global operations for the company with increased P&L responsibility.

Chambers was appointed President, Americas, in January 2024, after serving as Executive Vice President & Chief Commercial Officer since joining the Americold Executive Leadership Team in 2020. He has led the company’s global development organization and was previously Vice President of Commercial Finance, where he played a key role in shaping Americold’s commercial business rules and underwriting process. Outside of Americold, Chambers served as Chief Financial Officer of Saia, a publicly traded transportation logistics company, and held leadership roles at CEVA Logistics and KPMG.

Bryan Verbarendse, currently Executive Vice President & Chief Operating Officer, Americas, succeeds Chambers as President, Americas, leading business development and operations across North and South America.

Verbarendse joined Americold in August 2023. He brings over 31 years of experience in retail and wholesale grocery supply chain, having previously served as Senior Vice President of Distribution and Replenishment at Albertsons, as well as Group Vice President of Distribution and General Manager roles at Albertsons and SUPERVALU.

Richard Winnall, currently President, International, will assume oversight of the Global Commercial Committee and Operations Committee in close partnership with President, Americas. This will enable Americold to unlock global opportunities that will drive global harmonization of commercial and operational standards, ensuring consistent KPIs, scalable systems, and cross-regional customer growth.

Winnall was appointed President, International in January 2024, following his role as Chief Operating Officer, International. Since joining Americold in 2019, he has held leadership roles including Managing Director, International and Managing Director, Asia Pacific and Latin America. He brings deep executive experience from DHL Supply Chain and Linfox across Asia Pacific, Europe, and the Middle East.

“These appointments reflect our continued commitment to operational excellence and customer-centric growth across our global portfolio,” said George Chappelle, Chief Executive Officer of Americold. “Rob, Bryan, and Richard are proven leaders with deep institutional knowledge and a passion for delivering results. I am confident that this team – alongside our executive leadership team – will accelerate the execution of our strategy and unlock new opportunities across our global network.”

The company also reaffirmed its 2025 full-year financial guidance as set forth in the first quarter earnings release dated May 8, 2025.

About Americold Realty Trust, Inc.

Americold is a global leader in temperature-controlled logistics real estate and value-added services. Focused on the ownership, operation, acquisition, and development of temperature-controlled warehouses, Americold owns and/or operates 238 temperature-controlled warehouses, with approximately 1.4 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors, and retailers to consumers.

Contacts:

Americold Realty Trust, Inc.

Investor Relations

Telephone: 678-459-1959

Email: investor.relations@americold.com

Media Relations

Telephone: 762-821-9631

Email: mediarelations@americold.com